AGREEMENT BETWEEN T. ROWE PRICE INVESTMENT SERVICES, INC.
("INVESTMENT SERVICES") AND EACH OF T. ROWE PRICE PRIME
RESERVE FUND, INC. AND T. ROWE PRICE TAX-EXEMPT MONEY FUND,
INC., SEVERALLY AND NOT JOINTLY (EACH A "FUND"), MADE AS OF
THE 8th DAY OF NOVEMBER, 2000

WHEREAS, each Fund has issued a separate class of shares known as the "PLUS Class;"

WHEREAS, the PLUS Classes, since their inception, have included certain debit card and checkwriting services,

WHEREAS, the PLUS Classes have been responsible for the expenses associated with these debit card and checkwriting services through a contract between the Funds and T. Rowe
Price Services, Inc., the transfer agent for the Funds,

WHEREAS, Investment Services provides a brokerage service known as the T. Rowe Price Asset Manager Account ("AMA"),

WHEREAS, the PLUS classes are used only in connection with the AMA as the exclusive sweep account for AMA customers and only customers of the AMA can be shareholders of the PLUS
Classes,

WHEREAS, Investment Services has determined to change the firm that clears its trades and handles various back office operations from Fiserve Securities, Inc.to the Pershing
Division of Donaldson, Lufkin & Jenrette Securities
Corporation ("Pershing"), and

WHEREAS, Pershing is able to support the debit card and checkwriting services and, as a result, Pershing will charge
Investment Services for these services,

NOW,THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Each Fund, on behalf of its respective PLUS Class, will pay Investment Services the amounts set forth on Schedule A for the debit card and checkwriting services described on Schedule A, such payments to be made at such times and under such conditions as the parties may agree.

2.   The term of this agreement shall be through December
31, 2001, and thereafter, may be renewed each year for an additional year through December 31, as the parties may agree.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day first indicated above.



T. ROWE PRICE INVESTMENT SERVICES, INC.

By:  /s/Kenneth J. Rutherford
     Title:  Vice President

T. ROWE PRICE PRIME RESERVE FUND, INC.

By:  /s/Henry H. Hopkins


T. ROWE PRICE TAX-EXEMPT MONEY FUND, INC.

By:  /s/Henry H. Hopkins